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                                                                    Exhibit 11.2
                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
         (Canadian dollars, amounts in thousands except per share data)



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

                                                       for the fiscal quarter ended        for the fiscal year ended
                                                       ----------------------------        -------------------------

                                                     Aug 2,    Nov 1,    Jan 31,  May 2,     May 2,     Apr 30,  Apr 30,
                                                     1998      1998       1999     1999       1999       1998     1997
                                                     ----      ----       ----     ----       ----       ----     ----


Earnings (loss) per share  (U.S. GAAP - Basic)

 Net earnings (loss)                                $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
                                                     ========  ========  ========  ========   ========  ========   ========
 Weighted average number of Common
   Shares outstanding during the period              176,105   176,766   177,596   180,105    177,630   174,617    170,510
                                                    ========  ========  ========  ========   ========  ========   ========

 Earnings (loss) per share (U.S. GAAP)              $   0.20  $   0.30  $   0.68  $  (0.17)  $   1.01  $  (0.10)  $   0.92
                                                    ========  ========  ========  ========   ========  ========   ========


Earnings (loss) per share  (U.S. GAAP - Diluted)

 Net earnings (loss)                                $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
                                                    ========  ========  ========  ========   ========  ========   ========
 Weighted average number of
   Common Shares outstanding
   during the period                                 176,105   176,766   177,596   180,105    177,630   174,617    170,510

 Net effect of dilutive stock options and
   warrants, based on the treasury
   stock method                                        2,314        --     4,434        --      2,746        --      4,015
                                                    --------  --------  --------  --------   --------  --------   --------
 Weighted average number of Common
   Shares outstanding during the
   Period, as adjusted                               178,419   176,766   182,030   180,105    180,376   174,617    174,525
                                                    ========  ========  ========  ========   ========  ========   ========

 Earnings (loss) per share (U.S. GAAP)              $   0.20  $   0.30  $   0.66  $  (0.17)  $   0.99  $  (0.10)  $   0.90
                                                    ========  ========  ========  ========   ========  ========   ========

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